EXHIBIT 99.1

Immunomedics Announces FDA Approval of Samsung Biologics as Antibody Manufacturer for Trodelvy™

Approval enhances long-term supply of Trodelvy

MORRIS PLAINS, N.J., Aug. 17, 2020 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced that the U.S. Food and Drug Administration (FDA) has approved the Prior Approval Supplement (PAS) for Samsung Biologics to produce commercial-scale hRS7, the antibody used in Trodelvy (sacituzumab govitecan-hziy), at its manufacturing facilities in Incheon, South Korea.

“We want to thank the FDA for working collaboratively with us in expediting this PAS approval in the midst of the COVID-19 pandemic,” said John Stubenrauch, Senior Vice President of Global Product Supply. “This approval enhances our ability to supply commercial product to the U.S. market, where the unmet need across our lead indications is very high. We have been using drug product that were produced with antibody manufactured by Samsung in clinical trials in the U.S. over the course of 2020, and we now look forward to further scaling our commercial supply of Trodelvy globally.”

Trodelvy is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer. It contains the hRS7 antibody that binds to Trop-2, a cell-surface protein expressed in many solid cancers, and helps Trodelvy deliver the anti-cancer drug, SN-38, to kill the cancer cells.

“The Samsung partnership highlights our overall strategy to scale our supply chain and help ensure we can meet our commitments to patients globally as we seek to broaden the availability of Trodelvy geographically and across tumor types,” commented Dr. Behzad Aghazadeh, Executive Chairman of Immunomedics.

About Immunomedics

Immunomedics is a leader in next-generation antibody-drug conjugate (ADC) technology, committed to help transform the lives of people with hard-to-treat cancers. Our proprietary ADC platform centers on using a novel linker that does not require an enzyme to release the payload to deliver an active drug inside the tumor cell and the tumor microenvironment, thereby producing a bystander effect. Trodelvy, our lead ADC, is the first ADC the FDA has approved for the treatment of people with metastatic triple-negative breast cancer and is also the first FDA-approved anti-Trop-2 ADC. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for achieving full FDA approval based on our confirmatory data for TRODELVY and the Company’s development of TRODELVY for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on our products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s products, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s products and product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s products and product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks relating to the COVID-19 pandemic in the U.S. and around the world; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

For Media Inquiries:

Darren Opland, Ph.D.
(646) 627-8387
Darren@lifescipublicrelations.com